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                                                                    Exhibit (13)



              [Western-Southern Life Assurance Company Letterhead]



November 10, 1994


The Select Advisors Variable Insurance Trust
318 Broadway
Cincinnati, Ohio 45202



Ladies and Gentlemen:


With respect to our purchase from you of shares of beneficial interest (the "Initial Shares") of each of the following series (each a "Portfolio") of The Select Advisors Variable Insurance Trust (the "Trust"):

         Touchstone Emerging Growth Portfolio
         Touchstone International Equity Portfolio
         Touchstone Balanced Portfolio
         Touchstone Income Opportunity Portfolio
         Touchstone Standby Income Portfolio

we hereby advise you that we are purchasing the Initial Shares of each Portfolio with no intention to dispose of them either through resale or redemption by the Trust.

The amount paid by a Portfolio on any redemption by us, or any other then-current holder of that Portfolio's Initial Shares, will be reduced by a portion of any unamortized organization expenses of the Portfolio, such portion to be determined by the proportion of the number of Initial Shares of the Portfolio redeemed to the number of the Initial Shares of the Portfolio then outstanding after taking into account any prior redemptions of the Initial Shares of the Portfolio.




Very truly yours,


WESTERN-SOUTHERN LIFE ASSURANCE COMPANY


BY  /s/ Donald J. Wuebbling
    ---------------------------------------
    Donald J. Wuebbling, Vice President